Exhibit 5.1

March 7, 2011

VoiceServe, Inc.
Grosvenor House, 1 High Street
Middlesex HA8 7TA
England

Gentlemen:

You have requested our opinion, as counsel for VoiceServe, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of a total of 3,307,875 shares of the Company’s common stock, including: (i) a public offering by the Company of up to 1,481,928 shares of the  common stock on a best-efforts basis through the Company’s officers, directors and agents, and (ii) up to 1,825,947 shares of common stock for sale by selling stockholders, including (a) 1,217,298 shares of common stock and (b) up to 608,649 shares of Common Stock issuable upon the exercise of outstanding investor warrants at an exercise price of $0.50 per share, that were issued in connection with a private placement that closed on May 26, 2010.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the Company and the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin, Partner ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188